As filed with the Securities and Exchange Commission on July 13, 2022

REGISTRATION NOS. 333-         and 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SF-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC GAS AND ELECTRIC COMPANY	PG&E WILDFIRE RECOVERY FUNDING LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)

California	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

001-02348
(Commission File Number)

0000075488	0001918072
(Central Index Key Number)	(Central Index Key Number)

94-0742640	88-1113018
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (415) 973-1000	C/O Pacific Gas and Electric Company 77 Beale Street P.O. Box 770000 San Francisco, California 94177 (415) 973-1000
(Address, including zip code, and telephone number, including area code, of depositor’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of issuing entity’s principal executive offices)

Brian M. Wong

Vice President, General Counsel and Corporate Secretary

Pacific Gas and Electric Company

77 Beale Street

P.O. Box 770000

San Francisco, California 94177 (415) 973-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Michael F. Fitzpatrick, Jr., Esq. Hunton Andrews Kurth LLP 200 Park Avenue New York, New York 10166 (212) 309-1000	Eric D. Tashman, Esq. Norton Rose Fulbright US LLP 555 California Street San Francisco, California 94104 (628) 231-6803

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒   Registration Statement Nos. 333-265457 and 333-265457-01

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

This post-effective amendment will become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form SF-1 of Pacific Gas & Electric Company and PG&E Wildfire Recovery Funding LLC is being filed pursuant to Rule 462(b) under the Securities Act solely to register an additional $650,000,000 aggregate principal amount of securities hereunder pursuant to Rule 462(b) under the Securities Act. As a result of the additional securities registered hereunder, the following updates are made to each tranche with respect to the principal amount offered: (1) Tranche A-1 is updated to $613,080,000, (2) Tranche A-2 is updated to $600,000,000, (3) Tranche A-3 is updated to $500,040,000, (4) Tranche A-4 is updated to $1,149,960,000 and (5) Tranche A-5 is updated to $1,036,920,000. This Registration Statement relates to the offering of securities contemplated by the Registration Statement on Form SF-1 (File Nos. 333-265457 and 333-265457-01) as amended by Pre-Effective Amendment No. 1 filed on July 6, 2022, as originally declared effective by the Securities and Exchange Commission on July 12, 2022 (the “Original Registration Statement”). The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the proposed maximum aggregate offering price set forth in the Calculation of Filing Fee Table filed as Exhibit 107.1 to the Pre-Effective Amendment No. 1 to the Original Registration Statement filed on July 6, 2022. The Original Registration Statement, as amended, including exhibits and the powers of attorney thereto, are incorporated by reference into this Registration Statement.

PART II

Information Not Required in Prospectus

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1	Form of Underwriting Agreement*

3.1	Certificate of Formation of PG&E Wildfire Recovery Funding LLC**

3.2	Amended and Restated Limited Liability Company Agreement of PG&E Wildfire Recovery Funding LLC**

4.1	Form of Indenture for the issuance of Senior Secured Recovery Bonds, Series 2022-B, between PG&E Wildfire Recovery Funding LLC and the Trustee (including forms of the recovery bonds)***

4.2	Form of Series Supplement for the issuance of Senior Secured Recovery Bonds, Series 2022-B, between PG&E Wildfire Recovery Funding LLC and the Trustee (included as part of Exhibit 4.1)***

5.1	Opinion of Hunton Andrews Kurth LLP with respect to legality****

8.1	Opinion of Hunton Andrews Kurth LLP with respect to federal tax matters***

10.1	Form of Recovery Property Servicing Agreement between PG&E Wildfire Recovery Funding LLC and Pacific Gas and Electric Company, as Servicer***

10.2	Form of Recovery Property Purchase and Sale Agreement between PG&E Wildfire Recovery Funding LLC and Pacific Gas and Electric Company, as Seller***

10.3	Form of Administration Agreement between PG&E Wildfire Recovery Funding LLC and Pacific Gas and Electric Company, as Administrator***

21.1	List of Subsidiaries**

23.1	Consent of Hunton Andrews Kurth LLP (included as part of its Opinions filed as Exhibits 5.1 and 8.1)****

24.1	Power of Attorney of PG&E Wildfire Recovery Funding LLC**

24.2	Power of Attorney of Pacific Gas and Electric Company**

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended of The Bank of New York Mellon Trust Company, National Association for the form of Indenture for the issuance of Senior Secured Recovery Bonds, Series 2022-B**

99.1	Financing Order**

99.2	Form of Opinion of Hunton Andrews Kurth LLP with respect to U.S. and California constitutional matters***

99.3	Consent of Independent Manager**

107.1	Filing Fee Table****

*	To be filed as an exhibit to a Current Report on Form 8-K pursuant to Item 601(b)(1) of Regulation S-K.
**	Previously filed with the Registration Statement on Form SF-1 of Pacific Gas & Electric Company and PG&E Wildfire Recovery Funding LLC (File Nos. 333-265457 and 333-265457-01) filed on June 7, 2022.
***

Previously filed with Amendment No. 1 to Registration Statement on Form SF-1 of Pacific Gas & Electric Company and PG&E Wildfire Recovery Funding LLC (File Nos. 333-265457 and 333-265457-01) filed on July 6, 2022.

****	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SF-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 13th day of July, 2022.

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ Adam L. Wright
Name:	*Adam L. Wright
Title:	Executive Vice President, Operations and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Adam L. Wright *Adam L. Wright	Executive Vice President, Operations and Chief Operating Officer (Principal Executive Officer)	July 13, 2022

/s/ Marlene M. Santos *Marlene M. Santos	Executive Vice President and Chief Customer Officer (Principal Executive Officer)	July 13, 2022

/s/ Jason M. Glickman *Jason M. Glickman	Executive Vice President, Engineering, Planning, and Strategy (Principal Executive Officer)	July 13, 2022

/s/ David S. Thomason *David S. Thomason	Vice President, Chief Financial Officer and Controller (Principal Financial Officer) (Principal Accounting Officer)	July 13, 2022

Pacific Gas and Electric Company Majority of Board of Directors:

/s/ Rajat Bahri *Rajat Bahri	Director	July 13, 2022

/s/ Cheryl F. Campbell *Cheryl F. Campbell	Director	July 13, 2022

/s/ Kerry W. Cooper *Kerry W. Cooper	Director	July 13, 2022

/s/ Jessica L. Denecour *Jessica L. Denecour	Director	July 13, 2022

/s/ Mark E. Ferguson III *Mark E. Ferguson III	Director	July 13, 2022

/s/ Robert C. Flexon *Robert C. Flexon	Director	July 13, 2022

/s/ W. Craig Fugate *W. Craig Fugate	Director	July 13, 2022

/s/ Arno L. Harris *Arno L. Harris	Director	July 13, 2022

/s/ Michael R. Niggli *Michael R. Niggli	Director	July 13, 2022

/s/ Patricia K. Poppe *Patricia K. Poppe	Director	July 13, 2022

/s/ Dean L. Seavers *Dean L. Seavers	Director Chair of the Board	July 13, 2022

/s/ William L. Smith *William L. Smith	Director	July 13, 2022

/s/ Benjamin F. Wilson *Benjamin F. Wilson	Director	July 13, 2022

/s/ Adam L. Wright *Adam L. Wright	Executive Vice President, Operations, Chief Operating Officer and Director	July 13, 2022

* By:	/s/ Joseph C. Yu
Joseph C. Yu Attorney-in fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SF-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 13th day of July, 2022.

PG&E WILDFIRE RECOVERY FUNDING LLC

By:	/s/ Margaret K. Becker
Name:	*Margaret K. Becker
Title:	Manager and President

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Margaret K. Becker *Margaret K. Becker	Manager and President (Principal Executive Officer)	July 13, 2022

/s/ Monica Klemann *Monica Klemann	Manager, Treasurer and Secretary (Principal Financial Officer) (Principal Accounting Officer)	July 13, 2022

* By:	/s/ Joseph C. Yu
Joseph C. Yu Attorney-in fact